EXHIBIT 99.1

Monsanto Company 800 North Lindbergh Blvd St. Louis, Missouri 63167

Release Contact	Immediately Media: Lori Fisher (314-694-8535) Investors: Scarlett Lee Foster (314-694-8148) Investors: Matthew Harbaugh (314-694-7867)

MONSANTO REPORTS FIRST-QUARTER 2003 FINANCIAL RESULTS

St. Louis — April 30, 2003

Financial Summary	First Quarter	First Quarter
($ in millions, except per share)	2003	2002	Change

Net Sales	$1,147	$1,221	(6)%
Net Income (Loss)	$60	$(1,736)	NM
Net Income Before Cumulative Effect of Accounting Changes*	$72	$86	(16)%
Diluted Earnings (Loss) per Share	$0.23	$(6.59)	NM
Diluted Earnings per Share Before Cumulative Effect of Accounting Changes*	$0.28	$0.33	(15)%

NM = Not Meaningful

*	2003 operational results exclude asset retirement obligations (see note 2), and 2002 operational results exclude goodwill impairment (see note 3).

•	Quarterly sales declined 6 percent, primarily because of lower sales of Roundup herbicide in the United States.

•	Reported net income for the quarter was $60 million; excluding accounting changes, net income was $72 million compared with $86 million.

•	Year-to-date cash required by operations improved by $153 million.

Comment from Monsanto Chairman and Interim Chief Executive Officer and President Frank AtLee:

“Our focus is to deliver on our commitments, and we have done so with both our earnings and free cash flow generation in the first quarter. We are on-track to meet our commitments to deliver value to shareowners through sustainable cash generation, earnings, and increased dividends.”

-more-

First-Quarter 2003 Performance Summary:

Net sales decreased 6 percent to $1.1 billion in the first quarter primarily because of lower U.S. sales of Roundup. Lower sales of branded soybean seeds and traits in the United States, and of selective herbicides globally, also affected the quarter-to-quarter comparison.

Net income and earnings per share: On a reported basis, this year’s first-quarter income of $60 million, or 23 cents per share, includes a 5 cent-per-share charge associated with an accounting change related to asset retirement obligations. First-quarter 2002 reported net loss of $1.7 billion includes the $1.8 billion aftertax charge for goodwill impairment. Excluding the effects of accounting changes in both periods, first-quarter 2003 net income was $72 million, or 28 cents per share, compared with last year’s first-quarter net income of $86 million, or 33 cents per share.

Cost management: Research-and-development (R&D) expenses were $116 million in the first quarter, down 3 percent compared with R&D expenses in the same period last year. In the first quarter, selling, general and administrative (SG&A) expenses were $21 million lower than SG&A costs in the same period last year.

Cash flow: Net cash required by operations improved by $153 million and net cash required by investing activities improved by $2 million. Accordingly, year-to-date free cash flow improved by $155 million, from a negative $915 million in the first quarter of 2002 to a negative $760 million in this year’s first quarter. (For reconciliation, see note 5.)

Seeds and Genomics Segment Detail

Product net sales and segment EBIT	First Quarter	First Quarter
($ in millions)	2003	2002	Change

Total seeds and genomics net sales	$550	$585	(6)%
Total seeds and genomics EBIT	$95	$116	(18)%

The Seeds and Genomics segment consists of the global seeds and related trait business, and genetic technology platforms.

First-quarter net sales of $550 million for the Seeds and Genomics segment were $35 million lower than sales of $585 million recorded in last year’s first quarter, primarily a result of timing of sales in the U.S. business. U.S. branded soybean seed sales were lower for the quarter and are expected to be modestly lower for the 2003 crop year. For the quarter, corn seed sales were up. Revenues for Monsanto’s corn and soybean technology traits were lower in the quarter-to-quarter comparison. However, sales are expected to increase on a U.S. crop year basis, as shifts in the timing of U.S. sales were the major factors affecting this year’s first-quarter results.

EBIT (earnings before cumulative effect of accounting change, interest, and income taxes) for the Seeds and Genomics segment decreased to $95 million, from $116 million in the first quarter of 2002, primarily because of lower sales. (For reconciliation, see note 4.)

-more-

Agricultural Productivity Segment Detail

Product net sales and segment EBIT	First Quarter	First Quarter
($ in millions)	2003	2002	Change

Roundup and other glyphosate-based agricultural herbicide net sales	$321	$361	(11)%
All other agricultural productivity products net sales	$276	$275	0%
Total agricultural productivity net sales	$597	$636	(6)%
Total agricultural productivity EBIT	$29	$28	4%

The Agricultural Productivity segment consists primarily of crop protection products, the lawn-and-garden herbicide business, and the company’s animal agricultural business.

Net sales in the Agricultural Productivity segment declined by $39 million in the quarter-to-quarter comparison, primarily as a result of lower volumes and pricing of branded Roundup.

EBIT (earnings before cumulative effect of accounting change, interest, and income taxes) was relatively flat at $29 million for the first quarter of 2003, from $28 million in the same period last year. The sales shortfall noted above was primarily offset by lower SG&A costs attributed to the Agricultural Productivity segment. (For reconciliation, see note 4.)

Other Items of Note:

In late February, the company’s YieldGard Rootworm insect-protected corn trait was registered by the U.S. Environmental Protection Agency (EPA). This allowed Monsanto to market the first biotech corn designed to control the corn rootworm pest. Limited quantities of seed containing the YieldGard Rootworm trait will be available for the 2003 growing season.

In April, Monsanto and DuPont announced a licensing agreement for the YieldGard Rootworm corn technology. Monsanto will receive royalties and certain other payments from DuPont based on this agreement.

Supplemental data to this news release, including slides that accompany the company’s financial results conference call, are found at www.monsanto.com. To access this supplemental information, please go to the “Financial Reports” section under the investor information page of the web site.

-more-

2003 Earnings and Free Cash Flow Outlook:

Monsanto management expects full-year 2003 earnings per share (EPS) in the range of $1.25 to $1.40, excluding the 5-cent cumulative effect of the new accounting standard (see note 2).

First-half 2003 EPS is now expected to be in the range of $1.19 to $1.33 per share, or 95 percent of the full-year EPS guidance. This is up from the earlier guidance of 85 percent to 90 percent of full-year EPS in the first half. Accordingly, second-quarter 2003 EPS is expected to be in the range of $0.91 to $1.05 per share. All EPS guidance excludes the cumulative effect of adopting the asset retirement obligations accounting standard.

Management reiterated its expectation of generating free cash flow in 2003 in the range of $350 million to $400 million. Management anticipates cash from operating activities will be in the range of $530 million to $560 million, and that cash used in investing activities will be in the range of $160 million to $180 million. For a reconciliation of projected free cash flow for 2003 see note 6.

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release, such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, currency impact, business and financial plans and other non-historical facts are “forward-looking statements.” These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: fluctuations in exchange rates and other developments related to foreign currencies and economies; increased generic and branded competition for the company’s Roundup herbicide; the accuracy of the company’s estimates and projections, for example, those with respect to product returns and grower use of our products and related distribution inventory levels; the effect of weather conditions and commodity markets on the agriculture business; the success of the company’s research and development activities and the speed with which regulatory authorizations and product launches may be achieved; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; the company’s ability to continue to manage its costs; the company’s ability to successfully market new and existing products in new and existing domestic and international markets; the company’s ability to obtain payment for the products that it sells; the company’s ability to achieve and maintain protection for its intellectual property; the effects of the company’s accounting policies and changes in generally accepted accounting principles; the company’s exposure to lawsuits and other liabilities and contingencies, including those related to intellectual property, regulatory compliance (including seed quality), environmental contamination and antitrust; the company’s ability to fund its short-term financing needs; general economic and business conditions; political and economic conditions due to threat of future terrorist activity and related military action; and other risks and factors detailed in the company’s filings with the U.S. Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention to revise or update any forward-looking statements or any of the factors that may affect actual results, whether as a result of new information, future events or otherwise.

Notes to editors: Roundup and YieldGard are trademarks owned by Monsanto Company and its wholly owned subsidiaries.

References to Roundup products in this release mean Roundup branded and other glyphosate-based herbicides, excluding lawn-and-garden products.

-more-

Monsanto Company and Subsidiaries
Selected Financial Information
(In millions, except per share amounts)
Unaudited

	Three Months	Three Months
Condensed Statement of	Ended	Ended
Consolidated Operations	March 31, 2003	March 31, 2002

Net Sales	$1,147	$1,221
Cost of Goods Sold	614	617

Gross Profit	533	604
Operating Expenses:
Selling, General and Administrative Expenses	274	295
Bad Debt Expense	2	3
Research and Development Expenses	116	119

Total Operating Expenses	392	417
Income from Operations	141	187
Interest Expense — Net	17	14
Other Expense — Net	17	43

Income Before Taxes and Cumulative Effect of Accounting Change	107	130
Income Tax Expense	35	44

Income Before Cumulative Effect of Accounting Change	72	86
Cumulative Effect of Change in Accounting Principle — Net of Taxes of $7 and $162 (2, 3)	(12)	(1,822)

Net Income (Loss)	$60	$(1,736)

EBIT (1)	$124	$144

Basic Earnings (Loss) Per Share:
Income Before Cumulative Effect of Accounting Change	$0.28	$0.33
Cumulative Effect of Accounting Change — Net of Tax	(0.05)	(7.04)

Net Income (Loss)	$0.23	$(6.71)

Diluted Earnings (Loss) Per Share:
Income Before Cumulative Effect of Accounting Change	$0.28	$0.33
Cumulative Effect of Accounting Change — Net of Tax	(0.05)	(6.92)

Net Income (Loss)	$0.23	$(6.59)

Shares Outstanding:
Basic Shares	261.4	258.8
Diluted Shares	261.4	263.4

-more-

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statement of Consolidated Financial Position	March 31, 2003	Dec. 31, 2002

Assets
Current Assets:
Cash and Cash Equivalents	$80	$428
Short-Term Investments	251	250
Trade Receivables — Net of Allowances of $238 in 2003 and $247 in 2002	2,424	1,752
Inventories	1,336	1,272
Other Current Assets	678	722

Total Current Assets	4,769	4,424

Property, Plant and Equipment — Net	2,311	2,339
Goodwill — Net	760	757
Other Intangible Assets — Net	612	643
Other Assets	743	727

Total Assets	$9,195	$8,890

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt	$847	$393
Accounts Payable	298	275
Accrued Liabilities	898	1,142

Total Current Liabilities	2,043	1,810

Long-Term Debt	849	851
Postretirement and Other Liabilities	1,066	1,049
Shareowners’ Equity	5,237	5,180

Total Liabilities and Shareowners’ Equity	$9,195	$8,890

Debt to Capital Ratio:	24%	19%

-more-

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

	Three Months	Three Months
	Ended	Ended
Statement of Consolidated Cash Flows	March 31, 2003	March 31, 2002

Operating Activities:
Net Income (Loss)	$60	$(1,736)
Adjustments to reconcile cash provided (required) by operations:
Items that did not require (provide) cash:
Pretax cumulative effect of a change in accounting principle	19	1,984
Depreciation and amortization	112	110
Deferred income taxes	(7)	(154)
Other items that did not require cash	24	30
Changes in assets and liabilities that provided (required) cash:
Trade receivables	(679)	(748)
Inventories	(48)	(28)
Accounts payable and accrued liabilities	(223)	(318)
Related-party transactions	—	(48)
Other Items	29	42

Net Cash Required by Operations	(713)	(866)

Cash Flows Provided (Required) by Investing Activities:
Property, plant and equipment purchases	(36)	(51)
Acquisitions and investments	(11)	(17)
Loans with related party	—	19

Net Cash Required by Investing Activities	(47)	(49)

Cash Flows Provided (Required) by Financing Activities:
Net change in short-term financing	479	519
Loans from related party	—	338
Long-term debt proceeds	—	19
Long-term debt reductions	(31)	(57)
Payments on vendor financing	(5)	—
Stock option exercises	—	37
Dividend payments	(31)	(31)

Net Cash Provided by Financing Activities	412	825

Net Decrease in Cash and Cash Equivalents	(348)	(90)
Cash and Cash Equivalents Beginning of Year	428	307

Cash and Cash Equivalents at End of Period	$80	$217

-more-

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

1.	EBIT and Free Cash Flow: As reflected in Monsanto’s Condensed Statement of Consolidated Operations presented in this release, EBIT is earnings (loss) before cumulative effect of accounting change, interest and income taxes. Free cash flow represents the total of cash flows from operations and investing activities, as reflected in Monsanto’s Statement of Consolidated Cash Flows presented in this release. The presentation of EBIT and free cash flow is not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles in the United States.

2.	Adjustment for New Accounting Standard No. 143: On Jan. 1, 2003, Monsanto adopted Standard of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting for and reporting of costs and obligations associated with the retirement of tangible long-lived assets. Upon adopting this standard, Monsanto recorded a pretax cumulative effect of accounting change of $19 million ($12 million aftertax, or $0.05 per share) effective Jan. 1, 2003. In addition to this noncash charge, property, plant and equipment was increased approximately $10 million, and asset retirement obligations were increased approximately $30 million.

3.	Adjustment for New Accounting Standard No. 142: On Jan. 1, 2002, Monsanto adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 changed the accounting for goodwill from an amortization method to an impairment-only method and eliminated goodwill amortization. As a result of the transitional goodwill impairment test completed in 2002, goodwill was reduced by $2 billion and net deferred tax assets increased by $162 million as a result of the related tax effect. This resulted in a net loss and net reduction of $1.8 billion to shareowners’ equity for the year 2002.

4.	Reconciliation of EBIT (1) to Income Before Cumulative Effect of Accounting Change:

	Three Months	Three Months
	Ended	Ended
Total Monsanto Company and Subsidiaries:	March 31, 2003	March 31, 2002

EBIT — Seeds and Genomics Segment	$95	$116
EBIT — Agricultural Productivity Segment	29	28

EBIT — Total Monsanto Company and Subsidiaries	$124	$144
Interest Expense — Net	17	14
Income Tax Expense	35	44

Income Before Cumulative Effect of Accounting Change	$72	$86

5.	Reconciliation of Free Cash Flow (1) to Statement of Consolidated Cash Flows:

	Three Months	Three Months
	Ended	Ended
Total Monsanto Company and Subsidiaries:	March 31, 2003	March 31, 2002

Net Cash Required by Operations	$(713)	$(866)
Net Cash Required by Investing Activities	(47)	(49)

Free Cash Flow	$(760)	$(915)

-more-

Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

     6.     Reconciliation of Projected Free Cash Flow for 2003:

Twelve Months
Ended
Total Monsanto Company and Subsidiaries:	Dec. 31, 2003

Net Cash Provided by Operations	$530-$560
Net Cash Required by Investing Activities	(180)-(160)

Projected Free Cash Flow for 2003	$350 - $400

-oOo-